                                                                    Exhibit 10.3

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                                 U.S. $8,500,000

                                CREDIT AGREEMENT

                                     between

                               CRL SYSTEMS, INC.,
                                  as Borrower,

                                       and

                                  ORBAN, INC.,
                                    as Lender





                                  May 31, 2000








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
                                TABLE OF CONTENTS

                                                                                                Page
SECTION 1.  DEFINITIONS ......................................................................     1
         1.1      Defined Terms ..............................................................     1
         1.2      Other Definitional Provisions ..............................................    10
         1.3      Accounting Terms and Determinations ........................................    11

SECTION 2.  AMOUNTS AND TERMS OF NOTES .......................................................    11
         2.1      Repayment of Tranche A Note ................................................    11
         2.2      Repayment of Tranche B Note ................................................    11

SECTION 3.  GENERAL PROVISIONS APPLICABLE TO NOTES ...........................................    11
         3.1      Evidence of Debt ...........................................................    11
         3.2      Optional Prepayments .......................................................    12
         3.3      Mandatory Prepayments of Notes .............................................    12
         3.4      Interest Rates and Payment Dates ...........................................    12
         3.5      Computation of Interest ....................................................    13
         3.6      Payments ...................................................................    13
         3.7      Taxes ......................................................................    13

SECTION 4.  CONDITIONS PRECEDENT .............................................................    14
         4.1      Conditions to Loans ........................................................    14

SECTION 5.  REPRESENTATIONS AND WARRANTIES ...................................................    17
         5.1      Financial Condition ........................................................    17
         5.2      Solvency ...................................................................    17
         5.3      Corporate Existence; Compliance with Law ...................................    17
         5.4      Corporate Power; Authorization; Enforceable Obligations ....................    18
         5.5      No Legal Bar ...............................................................    18
         5.6      No Material Litigation .....................................................    18
         5.7      No Default .................................................................    18
         5.8      Ownership of Property; Liens ...............................................    18
         5.9      Intellectual Property ......................................................    19
         5.10     No Burdensome Restrictions .................................................    19
         5.11     Taxes ......................................................................    19
         5.12     ERISA ......................................................................    19
         5.13     Investment Company Act; Other Regulations ..................................    19
         5.14     Subsidiaries ...............................................................    20
         5.15     No Material Misstatements ..................................................    20
         5.16     Representations and Warranties Contained in the Asset Sale Agreement .......    20
         5.17     Ownership of the Borrower ..................................................    20
         5.18     Collateral .................................................................    20
         5.19     Material Contracts .........................................................    21

                                       (i)

SECTION 6.  AFFIRMATIVE COVENANTS                                                                 21
         6.1      Financial Statements .......................................................    21
         6.2      Certificates; Other Information ............................................    22
         6.3      Payment of Obligations .....................................................    23
         6.4      Conduct of Business and Maintenance of Existence ...........................    23
         6.5      Maintenance of Property; Insurance .........................................    23
         6.6      Inspection of Property; Books and Records; Discussions .....................    24
         6.7      Notices ....................................................................    24
         6.8      Environmental Laws .........................................................    24
         6.9      Further Assurances .........................................................    25
         6.10     Additional Security ........................................................    25

SECTION 7.  NEGATIVE COVENANTS ...............................................................    26
         7.1      Limitation on Indebtedness .................................................    26
         7.2      Limitation on Liens ........................................................    27
         7.3      Limitation on Fundamental Changes ..........................................    28
         7.4      Limitation on Sale of Assets ...............................................    28
         7.5      Limitation on Dividends ....................................................    28
         7.6      Limitation on Investments, Loans and Advances ..............................    29
         7.7      Limitation on Optional Payments of Indebtedness ............................    29
         7.8      Limitation on Transactions with Affiliates .................................    29
         7.9      Limitation on Sales and Leasebacks .........................................    29
         7.10     Limitation on Negative Pledge Clauses ......................................    29
         7.11     Limitation on Lines of Business; Creation of Subsidiaries ..................    30
         7.12     Limitation on Modification of Organizational Documents .....................    30
         7.13     Limitation on Subsidiary Distributions and other Actions ...................    30
         7.15     Management Fees ............................................................    30
         7.16     Executive Compensation .....................................................    30
         7.17     Tax Sharing Agreement ......................................................    30

SECTION 8.  DEFAULTS .........................................................................    30
         8.1      Events of Default ..........................................................    30
         8.2      Waiver .....................................................................    33

SECTION 9.  MISCELLANEOUS ....................................................................    33
         9.1      Amendments and Waivers .....................................................    33
         9.2      Notices ....................................................................    33
         9.3      No Waiver; Cumulative Remedies .............................................    34
         9.4      Survival of Representations and Warranties .................................    34
         9.5      Payment of Expenses and Taxes; Indemnification .............................    34
         9.6      Successors and Assigns .....................................................    35
         9.7      Set-off ....................................................................    35
         9.8      Counterparts ...............................................................    36
         9.9      Severability ...............................................................    36
         9.10     INTEGRATION ................................................................    36

                                      (ii)

         9.11     GOVERNING LAW ..............................................................    36
         9.12     Submission To Jurisdiction; Waivers ........................................    36
         9.13     Acknowledgments ............................................................    37
         9.14     WAIVERS OF JURY TRIAL ......................................................    37
         9.15     Confidentiality ............................................................    37
         9.16     Usury Savings Clause .......................................................    37
         9.17     Senior Financing ...........................................................    38


SCHEDULES

5.8      -    Real Property
5.12     -    ERISA Plans
5.14     -    Subsidiaries
5.18     -    Recording Offices
5.19     -    Material Contracts
7.2(f)   -    Existing Liens
7.6(f)   -    Existing Investments

EXHIBITS

A-1      -    Form of Tranche A Note
A-2      -    Form of Tranche B Note
B        -    Form of Guarantee and Collateral Agreement
C        -    Form of Closing Certificate
D        -    Form of Solvency Certificate
E-1      -    Form of Legal Opinion of Special Counsel to the Parent and its
                Subsidiaries
E-2      -    Form of Legal Opinion of Special Local Counsel to the Parent and
                its Subsidiaries
F        -    Form of Landlord Waiver
G        -    Form of Compliance Certificate
H        -    Form of Lockbox Agreement

                                      (iii)

         CREDIT AGREEMENT, dated as of May 31, 2000, between CRL SYSTEMS, INC., a Nevada corporation (the "Borrower"), and ORBAN, INC., a Delaware corporation (the "Lender").

                             PRELIMINARY STATEMENTS

         A. The Borrower is a Wholly Owned Subsidiary (as defined herein) of Circuit Research Labs, Inc., an Arizona corporation (the "Parent").

         B. The Borrower and the Lender have entered into that certain Asset Sale Agreement dated as of even date herewith (the "Asset Sale Agreement").

         C. The Borrower and the Lender desire to enter into this Agreement to establish the terms and conditions of the loan of $8,500,000 by the Lender to the Borrower.

         NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Agreement":  this Credit Agreement.

         "Asset Purchase": the acquisition of certain of the Lender's assets pursuant to the Asset Sale Agreement.

         "Asset Sale Agreement": as specified in Preliminary Statement B.

         "Borrower": as specified in the preamble to this Agreement.

         "Business Day": any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, are required or authorized to close.

         "Capital Stock": as to any Person, the equity interests in such Person, including the shares of each class of capital stock in any Person that is a corporation, each class of partnership interest (including general, limited and preference units) in any Person that is a partnership, and each class of member interest in any Person that is a limited liability company, and any and all warrants or options to purchase any of the foregoing.

         "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by S&P or at least P-2 by Moody's, (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision, or taxing authority (as the case may be) are rated at least A by S&P or at least A by Moody's, and
(f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

         "Casualty Event": with respect to any property of any Person, the receipt by such Person of insurance proceeds, or proceeds of a condemnation award or other compensation in connection with any loss of or damage to, or any condemnation or other taking of, such property.

         "Change of Control": the occurrence of any of the following: (a) the Parent shall cease to own 100% of the issued and outstanding Capital Stock of the Borrower, free and clear of all Liens except those created pursuant to the Guarantee and Collateral Agreement; (b) any change in the ownership of the Capital Stock of the Parent if, immediately after giving effect thereto, any Person other than the Lender, together with Affiliates of such Person and members of any group acting in concert with such Person, will own more than 20% of the outstanding Capital Stock of the Parent; or (c) the Board of Directors of the Parent shall not consist of a majority of Parent Continuing Directors ("Parent Continuing Directors" shall mean the directors of the Parent on the Closing Date and each other director, if such director's nomination for election to the Board of Directors of the Parent is recommended by a majority of the then acting Parent Continuing Directors).

         "Closing Date": the date on which the conditions precedent set forth in
Section 4.1 shall be satisfied.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral": all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

         "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

         "Compliance Certificate": as specified in Section 6.2(b).

         "Consolidated": such term as it applies to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, after eliminating all intercompany items.

         "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Default": any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Disqualified Stock": any Capital Stock of the Borrower or any Subsidiary which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Stock, (c) requires the payment of dividends other than dividends payable solely in additional shares of Capital Stock of the Borrower (other than Disqualified Stock), or (d) is redeemable or subject to required repurchase at the option of the holder thereof, in whole or in part, in each case on or before the first anniversary of the Tranche B Maturity Date.

         "Dollars" and "$": dollars in lawful currency of the United States of America.

         "Domestic Subsidiary": any Subsidiary of the Parent organized under the laws of any jurisdiction in the United States.

         "Environmental Laws": any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, or of human health or employee health and safety as they may be affected by the environment or by Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Event of Default": any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral, or (b) the guaranteeing by such Subsidiary of the Obligations, would in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower or the Parent and which has no assets located in and conducts no business in the United States.

         "Excluded Real Property": the real property located at 2522 West Geneva Drive, Tempe, Arizona 85282.

         "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

         "Foreign Subsidiary": any Subsidiary of the Parent that is not a Domestic Subsidiary.

         "GAAP": generally accepted accounting principles in the United States of America as in effect on the date hereof.

         "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Parent, the Borrower and all other Subsidiaries of the Parent except CRL International, Inc., substantially in the form of Exhibit B.

         "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.

         "Guarantor": any Person party to the Guarantee and Collateral Agreement other than the Borrower.

         "Hedge Agreement": any (a) interest rate swap agreement, interest rate cap agreement or interest rate collar agreement, (b) other agreement or arrangement designed to protect a Person against fluctuations in interest rates, or (c) currency hedging arrangement designed to protect a Person against fluctuations in currency values.

         "Indebtedness": with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services (excluding trade accounts payable not more than ninety days past due incurred in the ordinary course of business), (e) all obligations of such Person secured by any Lien on any property or asset owned by such Person, whether or not the obligations of such Person secured thereby shall have been assumed, (f) all obligations of such Person under Financing Leases, (g) all obligations of such Person in respect of letters of credit, bankers' acceptances and similar instruments, (h) the net obligations of such Person under Hedge Agreements, (i) any "withdrawal liability" of such Person as such term is defined under Part I of Subtitle E of Title IV of ERISA, (j) the principal portion of all obligations of such Person under any Synthetic Lease, (k) all Guarantee Obligations of such Person, and (l) all Disqualified Stock of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer.

         "Indemnified Party": as specified in Section 9.5.

         "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

         "Insolvent":  a condition of Insolvency.

         "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, names, trade names, brand names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

         "Investments": as specified in Section 7.6.

         "Landlord Waiver": a Landlord Waiver substantially in the form of Exhibit F.

         "Lender's Payment Office": the address for payments set forth in
Section 9.2 or such other address as the Lender may from time to time specify in accordance with Section 9.2.

         "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

         "Loans": the purchase money loans made by the Lender to the Borrower pursuant to this Agreement to finance a portion of the purchase price for the Asset Purchase. The Loans shall be evidenced by the Notes.

         "Loan Documents": this Agreement, the Notes and the Security Documents.

         "Loan Parties": the Borrower, the Parent and each Subsidiary of the Parent that is a party to a Loan Document, individually, a "Loan Party".

         "Lockbox Agreement": a Lockbox Agreement substantially in the form of Exhibit H, to be executed and delivered by the Lockbox Bank, the Borrower and the Lender.

         "Lockbox Bank":  Bank of America, N.A.

         "Material Adverse Effect": any act, circumstance or event that (a) could have a material adverse effect on the Asset Purchase, (b) could be material and adverse to the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, or (c) in any manner whatsoever could materially and adversely affect (i) the validity or enforceability of this Agreement or any of the other Loan Documents or (ii) the rights, remedies, powers or privileges of the Lender under this Agreement or under any of the other Loan Documents.

         "Material Contract": with respect to the Borrower or any of its Subsidiaries, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $250,000.00 or more in any year or that is otherwise material to the business condition (financial or otherwise), operations, performance, properties, or prospects of such Person or that under applicable Requirements of Law (including the rules, regulations and interpretations of the Securities and Exchange Commission) is required to be disclosed to the public.

         "Materials of Environmental Concern": any gasoline or petroleum (including crude oil) or petroleum products or any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Law, including asbestos, petroleum or petroleum products, polychlorinated biphenyls and urea formaldehyde insulation.

         "Moody's":  Moody's Investors Service, Inc.

         "Mortgages": the collective reference to the mortgages, deeds of trust and other similar documents executed and delivered from time to time by the Parent and the Subsidiaries in favor of the Lender, in form and substance satisfactory to the Lender.

         "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Net Cash Proceeds": (a) with respect to any sale or other disposition of assets by the Parent or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash (including Cash Equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the subsequent sale or disposition of any non-cash consideration or Investments received in connection therewith or otherwise, but only as and when received) minus the sum of (i) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Parent or such Subsidiary in connection with such sale or other disposition, (ii) federal, state and local taxes incurred in connection with such sale or other disposition, (iii) purchase price adjustments reasonably expected to be payable by such Loan Party in connection therewith (it being understood that if such amount is not subsequently paid, such amount shall constitute "Net Cash Proceeds" at the time such payment is no longer required), and (iv) in the case of any such sale or other disposition of assets subject to a Lien securing any Indebtedness (which Lien and Indebtedness are permitted by this Agreement), any amounts required to be repaid by the Parent or such Subsidiary in respect of such Indebtedness (other than Indebtedness under this Agreement) in connection with such sale or other disposition;

         (b) with respect to any issuance of any Indebtedness or Capital Stock by the Parent or any of its Subsidiaries or any capital contribution made to the Parent or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash (including Cash Equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the subsequent sale or disposition of any non-cash consideration or Investments received in connection therewith or otherwise, but only as and when received) in connection with such issuance or capital contribution minus the reasonable fees, discounts, commissions and other out-of-pocket expenses incurred by the Parent and its Subsidiaries in connection with such issuance or capital contribution; and

         (c) with respect to proceeds received by the Parent or any of its Subsidiaries in respect of a Casualty Event, the amount of such proceeds minus
(i) the reasonable out-of-pocket fees and expenses incurred by the Parent and its Subsidiaries in connection with the collection of such proceeds, (ii) any such proceeds received in respect of insurance which are required to be paid to any co-insured Persons or other loss payees with respect to such insurance, and
(iii) in the case of any Casualty Event relating to any asset subject to a Lien securing any Indebtedness (which Lien and Indebtedness are permitted by this Agreement), any amounts required to be repaid by the Parent or such Subsidiary in respect of such Indebtedness (other than Indebtedness under this Agreement) in connection with such Casualty Event.

         "Non-Excluded Taxes": as specified in Section 3.7.

         "Notes": the collective reference to the Tranche A Note and Tranche B Note.

         "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

         "Parent":  as specified in Preliminary Statement A.

         "Parent Continuing Directors": as specified under the definition of "Change in Control".

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Projections":  as specified in Section 5.15.

         "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

         "Requirement of Law": as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer": the chief executive officer or the president of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

         "S&P":  Standard and Poor's Rating Group.

         "Securities Act": the Securities Act of 1933, as amended from time to time.

         "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Lockbox Agreement, and all other security documents hereafter delivered to the Lender granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

         "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

         "Solvent": with respect to any Person on a particular date, the condition that on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in any business or a transaction, and is not about to engage in any business or a transaction, for which such Person's property would constitute an unreasonably small amount of capital. Contingent liabilities shall be computed as the amount which, in light of the relevant facts and circumstances, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Subsidiary Guarantor": each Subsidiary of the Parent other than the Borrower, CRL International, Inc. and each Excluded Foreign Subsidiary.

         "Synthetic Lease": any synthetic lease, tax retention operating lease or off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but which is classified as an operating lease pursuant to GAAP.

         "Taxes": as specified in Section 3.7.

         "Tranche A Interest Payment Date": the last day of each calendar month. The first Tranche A Interest Payment Date shall be the first such date following the Closing Date.

         "Tranche A Maturity Date": March 31, 2003.

         "Tranche A Note": the Borrower's promissory note in the form of the Senior Subordinated Tranche A Note attached as Exhibit A-1.

         "Tranche B Interest Payment Date": the last day of each of June, July, August, and September. The first Tranche B Interest Payment Date shall be the first such date following the Closing Date.

         "Tranche B Maturity Date":  September 30, 2000.

         "Tranche B Note": the Borrower's promissory note in the form of the Senior Subordinated Tranche B Note attached as Exhibit A-2.

         "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

         1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Documents or any certificate or other document made or delivered pursuant hereto.

         (b) For purposes of computation of time periods hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

         (c) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, renewed, extended or otherwise modified (subject to any restrictions on such amendments, supplements, renewals, extensions or modifications set forth in this Agreement), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, and (v) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts receivable, contract rights, licenses and Intellectual Property.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

                      SECTION 2. AMOUNTS AND TERMS OF NOTES

         2.1 Repayment of Tranche A Note. The Borrower hereby unconditionally promises to pay to the Lender the principal amount of the Tranche A Note on the dates and in the principal amounts set forth below (or such earlier date on which the Tranche A Note becomes due and payable pursuant to Section 8.1):

                        Date              Amount
                        ----              ------
                March 31, 2001            $   250,000
                June 30, 2001             $   250,000
                September 30, 2001        $   250,000
                December 31, 2001         $   250,000
                March 31, 2002            $   250,000
                June 30, 2002             $   250,000
                September 30, 2002        $   250,000
                December 31, 2002         $   250,000
                March 31, 2003            $ 3,000,000

The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Tranche A Note from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Sections 3.3 and 3.4.

         2.2 Repayment of Tranche B Note. The Borrower hereby unconditionally promises to pay to the Lender the principal amount of the Tranche B Note on the Tranche B Maturity Date (or such earlier date on which the Tranche B Note becomes due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Tranche B Note from time to time outstanding thereof at the rates per annum, and on the dates, set forth in Sections 3.3 and 3.4.

                SECTION 3. GENERAL PROVISIONS APPLICABLE TO NOTES

         3.1 Evidence of Debt. The Lender shall maintain an account or accounts evidencing indebtedness of the Borrower to the Lender pursuant to each Note from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement. Such account or accounts, and the related records, shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower; provided that any failure by the Lender to maintain any such accounts or records, or any error therein, shall not in any manner affect any of the obligations of the Borrower under any Note or this Agreement.

         3.2 Optional Prepayments. The Borrower may prepay the Notes in whole or in part without premium or penalty, on any Business Day, provided that
(a) the Borrower shall have given at least one Business Day's irrevocable notice to the Lender and (b) such notice specifies the date and amount of prepayment and whether the prepayment is of the Tranche A Note or the Tranche B Note, or a combination thereof, and in each case if a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any interest due thereon through the date specified therein. Partial prepayments of the Tranche A Note pursuant to this Section 3.2 shall be applied to the respective then remaining principal installments thereof in inverse order of maturity.

         3.3 Mandatory Prepayments of Notes. (a) The outstanding principal balance of the Tranche A Note and the outstanding principal balance of the Tranche B Note, in each case together with accrued interest through the date of such prepayment, shall become immediately due and payable upon the occurrence of any Change of Control.

         (b) If the Borrower or any of its Subsidiaries (i) receives Net Cash Proceeds from the issuance or incurrence of any Indebtedness (other than Indebtedness permitted by Section 7.1), (ii) receives Net Cash Proceeds from the issuance of Capital Stock or from any capital contribution (other than capital contributions by the Borrower to its Subsidiaries), (iii) sells, assigns, transfers, leases or otherwise disposes of any of its assets (other than pursuant to Section 7.4), or (iv) has assets that become the subject of a Casualty Event, then no later than two Business Days after receipt of the Net Cash Proceeds therefrom, the Notes shall be prepaid by an amount equal to 100% of such Net Cash Proceeds in accordance with paragraph (c) of this Section 3.3.

         (c) Prepayments pursuant to clause (i) of Section 3.3(b) shall be applied first to the Tranche B Note and then to the Tranche A Note. Prepayments pursuant to clauses (ii), (iii) or (iv) of Section 3.3(b) shall be applied, pro rata (based on outstanding principal amount) to the outstanding principal amounts on Tranche A Note and the Tranche B Note in inverse order of maturity. All prepayments of Notes under this Section 3.3(c) shall be made together with accrued interest (if any) to the date of such prepayment on the principal amount prepaid.

         (d)      Amounts prepaid on account of the Notes may not be reborrowed.

         3.4 Interest Rates and Payment Dates. (a) The Tranche A Note shall bear interest at a rate per annum equal to eight percent (8%).

         (b) The Tranche B Note shall bear interest beginning on June 1, 2000, at the interest rates per annum specified below for the corresponding time periods:

                  (i)      from June 1, 2000 to and including July 31, 2000: 8%;
and

                  (ii) from August 1, 2000 to and including September 30, 2000: 10%.

         (c)      If an Event of Default shall have occurred and be continuing,
(i) the outstanding principal of each Note shall bear interest at the rate of eleven percent (11%) per annum and (ii) any overdue amount under this Agreement and the other Loan Documents (other than principal of the Notes, but including interest, fees and expenses) shall, to the extent permitted by applicable law, bear interest at the rate of eleven percent (11%) per annum.

         (d) Interest shall be payable in arrears (i) on each Tranche A Interest Payment Date and on the Tranche A Maturity Date, in the case of the Tranche A Note, and (ii) on each Tranche B Interest Payment Date and the Tranche B Maturity Date, in the case of the Tranche B Note. Interest accruing on the Notes pursuant to paragraph (c) of this Section 3.4 shall be payable from time to time on demand.

         3.5 Computation of Interest. Interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

         3.6 Payments. All payments (including prepayments) to be made by the Borrower hereunder and under any Notes, whether on account of principal, interest, fees, or otherwise, shall be made without set-off, recoupment, counterclaim or other defense and shall be made prior to 12:00 Noon (New York City time), on the due date thereof to the Lender at the Lender's Payment Office, in Dollars and in immediately available funds. Payments received by the Lender after such time shall be deemed to have been received on the next Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

         3.7 Taxes. All payments made by the Borrower under this Agreement or the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings ("Taxes"), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note) (any such non-excluded Taxes, "Non-Excluded Taxes"). If any Taxes are required to be withheld from any amounts payable to the Lender hereunder or under any Note, (a) the Borrower shall withhold and deduct any such Taxes from such amounts, (b) the Borrower shall pay or deposit with the appropriate taxing authority in a timely manner the full amount of Taxes so withheld or deducted, (c) the Borrower shall promptly send to the Lender a certified copy of an original official receipt received by the Borrower (or other documentation reasonably acceptable to the Lender) showing payment thereof, and (d) if such Taxes are Non-Excluded Taxes, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this
Section 3.7 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                         SECTION 4. CONDITIONS PRECEDENT

         4.1 Conditions to Loans. The agreement of the Lender to make the Loans requested to be made by it hereunder is subject to the satisfaction, immediately prior to the making of such Loans, of the following conditions precedent:

         (a) Loan Documents. The Lender shall have received the following Loan Documents, duly executed and delivered as required below:

                  (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower;

                  (ii) the Tranche A Note and the Tranche B Note executed and delivered by a duly authorized officer of the Borrower;

                  (iii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Parent, the Borrower and each Subsidiary Guarantor (together with an acknowledgment and consent from each of the issuers of stock pledged thereunder duly executed and delivered by each of such issuers);

                  (iv) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; and

                  (v) the Lockbox Agreement executed and delivered by the Lockbox Bank and the Borrower.

         (b) Capital Contribution. The Lender shall have received evidence satisfactory to it that the Parent shall have made a capital contribution in cash to the Borrower in the form of equity in an amount not less than $1,500,000.

         (c) Asset Sale Agreement. The Closing (as defined in the Asset Sale Agreement) of the transactions contemplated by the Asset Sale Agreement shall have occurred.

         (d) Approvals. All material governmental and third party approvals and filings required in connection with the financing contemplated hereby and the continuing operations, including operations as contemplated by the Asset Purchase, of the Borrower and its Subsidiaries shall have been obtained or made, as applicable, on terms satisfactory to the Lender and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority or other competent authority which would restrain, enjoin, prevent or otherwise impose adverse conditions on the financing contemplated hereby. No litigation or order of any court shall be pending which seeks the enjoinment of or which enjoins the Asset Purchase. The Lender shall be satisfied with the resolution or settlement of any such litigation or court order.

         (e) Corporate Proceedings of the Loan Parties. The Lender shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Lender, of the Board of Directors (or other appropriate governing body) of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of the Loan Documents to which it is or will be a party, (ii) the extensions of credit to such Loan Party (if any) contemplated hereunder, and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it is or will be a party, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

         (f) Incumbency Certificates of the Loan Parties. The Lender shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Lender, certified by the Secretary or any Assistant Secretary of such Loan Party.

         (g) Governing Documents. The Lender shall have received copies of the certificate or articles of incorporation and bylaws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

         (h) Closing Certificates. The Lender shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Lender.

         (i) Solvency Certificate. The Lender shall have received a solvency certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit D, and addressed to the Lender and dated the Closing Date, which shall document the solvency of the Borrower and its Subsidiaries after giving effect to the transactions contemplated hereby and which shall be reasonably satisfactory in form and substance to the Lender.

         (j) Legal Opinions. The Lender shall have received the following executed legal opinions:

                  (i) the executed legal opinion of Gust Rosenfeld PLC, special counsel to the Loan Parties, substantially in the form of Exhibit E-1; and

                  (ii) the executed legal opinions of local counsel to the Loan Parties in the State of Nevada, substantially in the form of Exhibit E-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lender may require.

         (k) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Lender shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Lender pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

         (l) Actions to Perfect Liens. The Lender shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Lender, desirable to perfect the Liens created by the Security Documents shall have been completed (or arrangements satisfactory to the Lender for the prompt completion thereof shall have been made).

         (m) Lien Searches. The Lender shall have received the results of a recent search (conducted no earlier than 30 days prior to the Closing Date) by a Person reasonably satisfactory to the Lender, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Loan Parties, and the results of such search shall be satisfactory to the Lender.

         (n) Insurance. The Lender shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.5 of this Agreement with respect to insurance and Section 5.2 of the Guarantee and Collateral Agreement shall have been satisfied.

         (o) Landlord Waivers. The Lender shall have received a Landlord Waiver duly executed by each landlord under each lease of real property by a Loan Party.

         (p) Representations and Warranties. Each of the representations and warranties made by the Borrower or any other Loan Party in or pursuant to any of the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (other than any such representations and warranties that, by their terms, expressly refer to a specific date other than the date of the making of such Loan, in which case such representations and warranties shall be true and correct on and as of such specific date).

         (q) No Default. No Default or Event of Default shall have occurred and be continuing on such date, or would result from such Loan or from the application of the proceeds therefrom.

         (r) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

                    SECTION 5. REPRESENTATIONS AND WARRANTIES

         To induce the Lender to enter into this Agreement and make the extension of credit hereunder, the Borrower hereby represents and warrants to the Lender that:

         5.1 Financial Condition. The Consolidated pro forma balance sheets of the Borrower and its Subsidiaries as at March 31, 2000, and the related Consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the twelve months then ended, certified by a Responsible Officer of the Borrower, copies of which have been furnished to the Lender, fairly present the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Asset Purchase and the other transactions contemplated by the Asset Sale Agreement, all prepared in accordance with the requirements of Regulation S-X under the Securities Act applicable to a registration statement under the Securities Act on Form S-1. Except for the Asset Sale Agreement and the transactions and obligations arising under the Asset Sale Agreement, Borrower, as of the date hereof, does not conduct business or own any assets, and has not incurred any Indebtedness, liabilities or other obligations.

         5.2 Solvency. As of the Closing Date, after giving effect to the transactions contemplated by the Loan Documents and the Asset Sale Agreement, the Borrower and its Subsidiaries will each be Solvent.

         5.3 Corporate Existence; Compliance with Law. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority (including all governmental licenses, permits and other approvals), and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent its failure to be so qualified and/or in good standing could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents other than filings and recordings to perfect the Liens created by the Security Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered, will constitute, a legal, valid and binding obligation of each Loan Party thereto enforceable against each such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         5.5 No Legal Bar. The execution, delivery and performance by the Loan Parties of the Loan Documents will not violate or create a default under any Requirement of Law or Contractual Obligation of any Loan Party or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien, except pursuant to the Security Documents and the Senior Credit Agreement, on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

         5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or the Asset Sale Agreement or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

         5.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         5.8 Ownership of Property; Liens. The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.2. Schedule 5.8 sets forth a true and complete list of all real property owned or leased by the Borrower and its Subsidiaries as of the date hereof.

         5.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person.

         5.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

         5.11 Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any such taxes, fees and other charges, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

         5.12 ERISA. All Plans of the Borrower and its Subsidiaries on the Closing Date are described on Schedule 5.12. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

         5.13 Investment Company Act; Other Regulations. Neither the Borrower nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is subject to regulation under any federal or state statute or regulation (other than Regulation X) which limits its ability to incur Indebtedness.

         5.14 Subsidiaries. Schedule 5.14 sets forth a complete and accurate list of all Subsidiaries of the Borrower on the date hereof, showing as of the date hereof (as to each such Subsidiary), the jurisdiction of its incorporation, the name, address, telephone number and contact person for the purpose of notice to such Subsidiary under this Agreement, the number of shares of each class of its Capital Stock authorized, and the number of shares outstanding, and the percentage of each such class of its Capital Stock owned (directly or indirectly) by the Borrower or any of its Subsidiaries and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Capital Stock of the Subsidiaries has been validly issued, is fully paid and non-assessable. All of the Capital Stock of the Subsidiaries owned by the Borrower or one or more of its Subsidiaries is owned free and clear of all Liens, except those created under the Security Documents. CRL International, Inc. does not (i) currently transact business, (ii) have any assets, or (iii) have any outstanding Indebtedness.

         5.15 No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower and each other Loan Party to the Lender in connection with the negotiation of any Loan Document or any document related thereto or included therein or delivered pursuant to the terms of any Loan Document do not contain and will not contain any material misstatement of fact and do not omit and will not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. It is understood that no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions (the "Projections"), and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that, as of the date such Projections were generated, (a) such Projections were based on the good faith assumptions of the management of the Borrower and (b) the assumptions on which the Projections were based were believed by such management to be reasonable. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other document, certificate or statement furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

         5.16 Representations and Warranties Contained in the Asset Sale Agreement. The Asset Sale Agreement has been duly executed and delivered by the Borrower. As of the Closing Date, the representations and warranties of the Borrower contained in the Asset Sale Agreement are true and correct.

         5.17 Ownership of the Borrower. All the Capital Stock of the Borrower is owned by, and as of the Closing Date will be owned by, the Parent, free and clear of all liens.

         5.18 Collateral. The provisions of each of the Security Documents, when executed and delivered, will create in favor of and for the benefit of the Lender, a legal, valid and enforceable security interest in and Lien on all right, title and interest of each of the Loan Parties which is a party to such Security Document, in the Collateral described in such Security Document. When the Security Documents have been executed and when financing statements have been filed in the offices in the jurisdictions listed in Schedule 5.18, when appropriate filings have been recorded in the jurisdictions listed in Schedule
5.18 with respect to the Intellectual Property, and when the Pledged Stock and Pledged Notes (as such terms are defined in the Guarantee and Collateral Agreement) have been delivered to the Lender, each of the Security Documents shall create a perfected security interest in and Lien on all right, title and interest of the Loan Parties, in the Collateral described therein, as security for the Obligations (as defined in the relevant Security Document), in each case prior and superior in right to any other Person, except as permitted by Section 7.2.

         5.19 Material Contracts. Schedule 5.19 hereto sets forth as of the Closing Date a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries, showing the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.

                        SECTION 6. AFFIRMATIVE COVENANTS

         The Borrower hereby agrees that, so long as any amount is owing to the Lender hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices in respect of the Borrower) shall cause each of its Subsidiaries to:

         6.1      Financial Statements. Furnish to the Lender:

         (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the Consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such year and the related Consolidated and consolidating statements of earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

         (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited Consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited Consolidated and consolidating statements of earnings and of cash flows of the Borrower and its Consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

         (c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except, in the case of any such unaudited financial statements, for normal year-end audit adjustments).

         6.2      Certificates; Other Information. Furnish to the Lender:

         (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a compliance certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

         (b) concurrently with the delivery of the financial statements referred to in Section 6.1, a Compliance Certificate of a Responsible Officer, substantially in the form of Exhibit G, (i) stating that during such period (A) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of Section
6.10 with respect thereto), (B) neither the Borrower nor any of its Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto, and (C) the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that no Default or Event of Default has occurred and is continuing except as specified in such certificate and (ii) stating whether, since the date of the most recent financial statements delivered to the Lender hereunder, there has been any material change in GAAP in the preparation of the financial statements of the Borrower and its Subsidiaries and, if so, describing such change;

         (c) as soon as available, and in any event no later than thirty days prior to the end of each fiscal year of the Borrower, a detailed consolidated budget on a monthly basis for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

         (d) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

         (e) within fifteen days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

         (f) within five days after receipt thereof, a copy of any report or "management letter" submitted by independent accountants to the Borrower or any Subsidiary in connection with any annual, interim or special audit of the books of such Person;

         (g) within one day after the issuance thereof, a copy of each press release and other statement that the Borrower or any Subsidiary shall make available generally to the public;

         (h) as soon as practicable, such additional financial and other information as the Lender may from time to time reasonably request; and

         (i) as soon as available, and in any event no later than thirty days after the Closing Date, a first priority collateral assignment (satisfactory to the Lender) of a key man life insurance policy on the life of
C. Jayson Brentlinger in a face amount of $10,000,000, provided that the policy may provide that any proceeds of the policy remaining after payment in full of the Obligations shall be remitted to the Borrower. The life insurance policy shall be issued by an insurance company, and shall contain terms, satisfactory to the Lender.

         6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower and its Subsidiaries.

         6.4      Conduct of Business and Maintenance of Existence. Continue to
(a) engage in businesses of the same general type as the businesses in which the Borrower and its Subsidiaries are engaged on the date hereof and as contemplated by the Asset Purchase and (b) preserve, renew and keep in full force and effect its corporate existence and maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.3; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its other property in at least such amounts and against at least such risks (but including in any event public general liability, product liability and business interruption) as usually insured against in the same general area by companies engaged in the same or a similar business and furnish to the Lender, upon written request, information in full detail as to the insurance carried.

         6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

         6.7      Notices. Promptly give notice to the Lender of:

         (a)      the occurrence of any Default or Event of Default;

         (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case could reasonably be expected to have a Material Adverse Effect;

         (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect;

         (d) any of the following events where, individually or in the aggregate with any other events, the liability that could result would exceed $250,000, as soon as possible and in any event within thirty days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

         (e) any development or event which could reasonably be expected to have a Material Adverse Effect.

         Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

         6.8 Environmental Laws. (a) Comply with, and use its best efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

         (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except, in each case, to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

         6.9 Further Assurances. Upon the request of the Lender, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of and for the benefit of the Lender Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

         6.10 Additional Security. (a) With respect to any assets acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) leased real property, (y) any property described in paragraph (b) or (c) below, or (z) property acquired by an Excluded Foreign Subsidiary), promptly (and in any event within twenty days after the acquisition thereof): (i) execute and deliver to the Lender such amendments to the relevant Security Documents or such other documents (including Mortgages) as the Lender shall deem necessary or advisable to grant to and for the benefit of the Lender a Lien on such assets,
(ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law as contemplated by such Security Documents, including the filing of financing statements in such jurisdictions as may be requested by the Lender, (iii) in the case of a Mortgage, deliver to the Lender such surveys, title insurance policies, environmental assessments and other documents as the Lender may request, all in form and substance satisfactory to the Lender, and (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, satisfactory to the Lender.

         (b) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary (or if CRL International, Inc. transacts business, purchases or leases any assets or incurs any Indebtedness or other liability, then CRL International, Inc. will be deemed to then become a Subsidiary for purposes of this Agreement) (other than an Excluded Foreign Subsidiary, but including any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (and in any event within twenty days after such Person becomes a Subsidiary): (i) execute and deliver to and for the benefit of the Lender, such Security Documents or such amendments to the Guarantee and Collateral Agreement as the Lender shall deem necessary or advisable to grant to and for the benefit of the Lender a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Lender the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary
(A) to become a party to the Guarantee and Collateral Agreement, (B) to execute and deliver to the Lender such Security Documents (including Mortgages and financing statements) as may be required by the Lender to create and perfect Liens in favor of the Lender on all present and future property of such Subsidiary, and (C) to execute and deliver such documents and certificates as the Lender or its counsel may request relating to the organization, existence and good standing of such Subsidiary, the authorization of the transactions contemplated hereby and by the other Loan Documents relating to such Subsidiary, and any other legal matters relating to such Subsidiary and the Loan Documents to which it is or is to become a party (including, if requested by the Lender, satisfactory environmental reports or assessments with respect to each parcel of real property covered by a Mortgage), all in form and substance satisfactory to the Lender and its counsel,

(iv) in the case of a Mortgage, deliver to the Lender such surveys, title insurance policies, environmental assessments and other documents as the Lender may request, all in form and substance satisfactory to the Lender, and (v) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, satisfactory to the Lender.

         (c) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement as the Lender deems necessary or advisable to grant to the Lender, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Lender the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Lender, desirable to perfect the Lender's security interest therein, and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

                          SECTION 7. NEGATIVE COVENANTS

         The Borrower hereby agrees that, so long as any amount is owing to the Lender hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

         7.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

         (a)      Indebtedness under this Agreement or any of the other Loan
Documents;

         (b) Indebtedness of the Borrower to any Subsidiary of the Borrower and of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower; provided that, in each case, such Indebtedness shall be evidenced by promissory notes reasonably satisfactory in form and substance to the Lender;

         (c) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance the acquisition of new fixed or capital assets (whether pursuant to a loan, a Financing Lease, Synthetic Lease or otherwise) in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $400,000 in any one twelve-month period, provided that such Indebtedness is incurred simultaneously with such acquisition;

         (d) additional unsecured Indebtedness of the Borrower and its Subsidiaries not exceeding in aggregate principal amount $200,000 at any one time outstanding; and

         (e) Guarantee Obligations with respect to Indebtedness of the Borrower or any Subsidiary permitted under this Agreement.

         7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except for:

         (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

         (b) carriers', warehousemen's, landlord's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time outstanding which are not overdue for a period of more than sixty days or which are being contested in good faith by appropriate proceedings;

         (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

         (d) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations (except pursuant to ERISA and Environmental Laws), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (e) easements, rights-of-way, zoning ordinances, restrictions and other similar encumbrances existing or incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

         (f) Liens in existence on the date hereof listed in Schedule 7.2(f), provided that no such Lien is spread to cover any additional property after the Closing Date and that the principal amount of Indebtedness secured thereby is not increased;

         (g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.1(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 90% of the original purchase price of such property at the time it was acquired;

         (h) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 8.1(h) so long as no remedies in respect of such Liens have been exercised;

         (i) any interest or title of a lessor, under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased; and

         (j)      Liens created pursuant to the Security Documents.

         7.3 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

         (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any one or more Wholly Owned Subsidiaries of the Borrower (provided that (i) a Wholly Owned Subsidiary shall be the continuing or surviving entity and (ii) the surviving entity must be a Guarantor if any merged or consolidated Subsidiary is a Guarantor); and

         (b)      pursuant to and in accordance with the Asset Sale Agreement;

provided, however, that (a) in each case, before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) the Borrower shall not convey, lease, assign, sell, transfer, license or otherwise dispose of any of its Intellectual Property.

         7.4 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

         (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business not exceeding $50,000 in any one twelve-month period; and

         (b) the sale or lease of inventory in the ordinary course of business;

provided, however, that the Borrower shall not convey, lease, assign, sell, transfer, license or otherwise dispose of any of its Intellectual Property.

         7.5 Limitation on Dividends. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except that any of the Borrower's Wholly Owned Subsidiaries may declare and pay dividends to the Borrower or, in the case of any such Subsidiary that is wholly owned by any other Subsidiary, to such Subsidiary.

         7.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase, acquire or hold any stock, bonds, notes, debentures or other securities (including any option, warrant or other right to acquire any of the foregoing) of or any assets constituting a business unit of, or make or permit to exist any other investment in, any Person (an "Investment"), except:

         (a)      extensions of trade credit in the ordinary course of business;

         (b)      Investments in Cash Equivalents;

         (c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $5,000 at any one time outstanding; and

         (d)      Investments existing on the date hereof and described on
Schedule 7.6(f).

         7.7 Limitation on Optional Payments of Indebtedness. Make or offer to make any optional payment or prepayment on or redemption, purchase or defeasance of any Indebtedness.

         7.8 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is otherwise permitted under this Agreement.

         7.9 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

         7.10 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement and (b) agreements governing purchase money Liens, Financing Leases or Synthetic Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby).

         7.11 Limitation on Lines of Business; Creation of Subsidiaries. (a) Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or will be engaged pursuant to the transactions contemplated by the Asset Sale Agreement.

         (b) Permit any Subsidiaries to exist other than Wholly Owned Subsidiaries.

         7.12 Limitation on Modification of Organizational Documents. Amend or modify its certificate of incorporation or bylaws or other organizational documents in a manner that would materially and adversely affect the rights of the Lender hereunder.

         7.13 Limitation on Subsidiary Distributions and other Actions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) the Loan Documents and (ii) customary provisions in leases and other contracts restricting the assignment thereof.

         7.14 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

         7.15 Management Fees. Enter into any management or consulting agreement with any Person or pay any management or consulting fees to any Person.

         7.16 Executive Compensation. Pay any salary or other compensation of any kind or character to any officer, director or shareholder of the Parent, other than (i) to Robert Orban or (ii) to reimburse C. Jayson Brentlinger for reasonable travel expenses and pay a salary of not more than $5,000 per month to
C. Jayson Brentlinger. Following repayment in full of the Tranche B Note, the Borrower and the Lender shall negotiate mutually acceptable limitations on such payments of salary or other compensation to any officer, director or shareholder of Parent.

         7.17 Tax Sharing Agreement. Enter into any tax sharing agreement or tax sharing arrangement with any Person.

                               SECTION 8. DEFAULTS

         8.1 Events of Default. If any of the following events shall occur and be continuing:

         (a) The Borrower shall fail to pay any principal of any Note when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Note, or any other amount payable hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

         (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (c) The Borrower or any Subsidiary shall default in the observance or performance of Section 6.7 or any agreement contained in Section 7 hereof; or

         (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document

(other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of thirty days after the earlier of (i) notice to the Borrower by the Lender of such default and (ii) any Responsible Officer of any Loan Party becoming aware of such default; or

         (e) Any Loan Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Notes), beyond the period of grace (not to exceed thirty days), if any, provided in the instrument or agreement under which such Indebtedness is created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $250,000; or

         (f) (i) Any Loan Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty days; or (iii) there shall be commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty days from the entry thereof; or (iv) any Loan Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
(ii), or (iii) above; or (v) any Loan Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

         (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan (other than a Multiemployer Plan) or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which

Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan, and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

         (h) One or more judgments or decrees shall be entered against any Loan Party or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty days from the entry thereof; or

         (i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

         (j) Any guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert;

         (k) C. Jayson Brentlinger ceases at any time to be the President and Chief Executive Officer of Parent; or

         (l)      The death of C. Jayson Brentlinger;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) of this Section 8.1 with respect to any Loan Party or any of its Subsidiaries, automatically the Notes (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may, by notice to the Borrower, declare the all of the Notes (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

         8.2 Waiver. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                            SECTION 9. MISCELLANEOUS

         9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document to which the Borrower is a party, nor any terms hereof or thereof may be amended, supplemented or modified except pursuant to a written agreement signed by the Borrower and the Lender.

         9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by overnight courier, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Lender, and as set forth in Schedule 5.14 in the case of any Subsidiary, or to such other address as may be hereafter notified by the respective parties hereto:

         The Borrower:

                  CRL Systems, Inc.
                  c/o Circuit Research Labs, Inc.
                  2522 West Geneva Drive
                  Tempe, Arizona 85282
                  Telephone: (602) 438-0888
                  Facsimile:  (602) 431-8517
                  Attention: C. Jayson Brentlinger

         with a copy to:

                  Gust Rosenfeld PLC
                  201 N. Central Avenue
                  Suite 3300
                  Phoenix, Arizona 85073
                  Telephone: (602) 257-7422
                  Facsimile:  (602) 254-4878
                  Attention: John Hay

         The Lender:

                  Orban, Inc.
                  c/o Harman International Industries
                  8500 Balboa Blvd.
                  Northridge, California 91329
                  Telephone: (818) 893-8411
                  Facsimile:  (818) 893-7345
                  Attention: Ed Summers, Vice President and General Counsel with copy to:

                  Jones, Day, Reavis & Pogue
                  2727 North Harwood
                  Dallas, Texas  75201
                  Telephone: (214) 220-3939
                  Facsimile:  (214) 969-5100
                  Attention:  Michael Weinberg

provided that any notice, request or demand to or upon the Lender shall not be effective until received.

         9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

         9.5 Payment of Expenses and Taxes; Indemnification. (a) The Borrower agrees to pay on demand all costs and expenses of the Lender (including reasonable attorneys' fees and expenses and the cost of internal counsel) in connection with any Default or Event of Default and the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

                  (b) The Borrower agrees to pay, indemnify and hold the Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.

                  (c) The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, penalties, judgments, suits, costs (including settlement costs) and expenses (including reasonable attorneys' fees and expenses and the cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Asset Sale Agreement or the Loan Documents or any of the transactions contemplated herein or therein (including any of the foregoing arising from the negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability, penalty, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.5(c) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or therein, or the actual or proposed use of the proceeds of the Loans.

                  (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 9.5 shall survive the payment in full of the Loans and all other Obligations.

         9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

         9.7 Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower held by the Lender, irrespective of whether the Lender shall have made any demand under this Agreement or any other relevant Loan Document and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 9.7 are in addition to other rights and remedies (including other rights of set-off) that the Lender may have.

         9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Manual delivery of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

         9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.10 INTEGRATION. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE BORROWER AND THE LENDER WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE LENDER RELATIVE TO THE SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER LOAN DOCUMENTS.

         9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

         9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

         (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

         (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

         (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at the addresses set forth pursuant to Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto; and

         (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         9.13     Acknowledgments. The Borrower hereby acknowledges that:

         (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

         (b) the Lender does not have any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

         (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties and the Lender.

         9.14 WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

         9.15 Confidentiality. The Lender agrees to keep confidential any information furnished or made available to it by the Borrower pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent the Lender from disclosing such information (a) to any Affiliate of the Lender, or any officer, director, employee, agent, or advisor of the Lender or Affiliate of the Lender, (b) as required by any law, rule or regulation, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) that is or becomes available to the public, (f) in connection with any litigation to which the Lender or any of its Affiliates may be a party, (g) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, or
(h) subject to provisions substantially similar to those contained in this
Section 9.15, to any actual or proposed assignee of all or any part of the Lender's rights and obligations under this Agreement or any other Loan Document.

         9.16 Usury Savings Clause. It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Agreement, any Notes, any of the other Loan Documents or any other document related hereto or thereto, in no event shall this Agreement or any such other document require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If from any circumstances whatsoever, fulfillment of any provision of this Agreement, any Notes, any of the other Loan Documents or of any other document pertaining hereto or thereto, shall involve transcending the limit of validity prescribed by applicable law for the collection or charging of interest, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Lender shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, any Notes, any of the other Loan Documents or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate of interest permitted by applicable law, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under the Loans or on account of any other indebtedness of the Borrower, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such indebtedness, such excess shall be refunded to the Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of the Borrower to the Lender, under any specified contingency, exceeds the highest lawful rate, the Borrower and the Lender shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that interest thereon does not exceed the maximum amount permitted by applicable law, and/or
(d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

         9.17 Senior Financing. In the event that the Borrower obtains financing on or before September 30, 2000, in a principal amount not to exceed $4,000,000 (the "Senior Financing"), the Lender will subordinate payment of the Tranche A Note and the Liens under the Security Documents to the Liens securing the Senior Financing, provided that:

         (a) the terms and conditions of the Senior Financing and all related documentation are satisfactory to the Lender in its sole discretion;

         (b) the proceeds of the Senior Financing will be used to pay in full the Tranche B Note; and

         (c) the Lender will retain, after giving effect to the Senior Financing, a perfected, first priority security interest in all Capital Stock of the Borrower as security for the Obligations.

                           [Signature pages to follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                   BORROWER:

                                   CRL SYSTEMS, INC.


                                   ---------------------------------------------
                                   C. Jayson Brentlinger,
                                   President and Chairman of the Board


                                   LENDER:

                                   ORBAN, INC.


                                   ---------------------------------------------
                                   Roger Sales,
                                   Authorized Representative

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                   BORROWER:

                                   CRL SYSTEMS, INC.


                                   ---------------------------------------------
                                   C. Jayson Brentlinger,
                                   President and Chairman of the Board


                                   LENDER:

                                   ORBAN, INC.


                                   ---------------------------------------------
                                   Frank Meredith,
                                   Authorized Representative